CHECKING AND FINANCIAL RECORDKEEPING SERVICES

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into effective as of March 24, 2006, by and between Phoenix Life Insurance Company, a New York life insurance company (“Phoenix”), and PFPC Inc., a Massachusetts corporation (“PFPC”). Phoenix and PFPC are from time to time referred to collectively as the “Parties,” or individually, as a “Party.”

BACKGROUND:

A.

Phoenix intends to make payments to beneficiaries and payees (“Customers”) who are eligible to receive insurance proceeds and other payments through a Phoenix Preferred Client Account which may include, without limitation, an interest-bearing account and checking privileges.

B.

The Parties desire that PFPC provide, or arrange through an Agent (as defined herein) to provide, checking services and certain additional financial recordkeeping services described herein to such Customers and to Phoenix.

TERMS:

PFPC and Phoenix hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein have the respective meanings as set forth on Schedule A hereto.

2. Customer Accounts.

2.1. Establishment of Phoenix Preferred Client Accounts. Phoenix will determine in its sole discretion the eligibility of a Customer to have an insurance policy and to receive insurance proceeds therefrom and Phoenix is responsible for approving each insurance customer applicant. Phoenix will review each prospective Customer’s Account Application and approve, deny, or otherwise handle the Account Application in accordance with applicable law. Phoenix will obtain from each Customer an executed Account Application. Phoenix will provide PFPC with the name, address, and other Customer information necessary for PFPC to render its services. Except for signature cards, Phoenix will retain all account documentation at least for the period required by applicable law in any form acceptable under applicable law.

2.2. Signature Cards. Phoenix will deliver to PFPC original signature cards (or legible copies thereof) for each of the accounts.

2.3. Account Documentation. The Phoenix Preferred Client Account Documentation, among other things, explains to Customers that Phoenix will arrange to have payment made with respect to Customers’ Transactions, and that Phoenix debits Customers’ Phoenix Preferred Client Account in payment of such Transactions. Phoenix will, at no cost to PFPC, design, print, and distribute the Phoenix Preferred Client Account Documentation.

Phoenix will not amend the Phoenix Preferred Client Account Documentation in any respect that affects PFPC’s or its Agent’s rights and duties hereunder or PFPC’s services rendered hereunder, without first obtaining PFPC’s written consent to such amendment, such consent not to be unreasonably withheld or delayed. Phoenix will give PFPC written notice of any proposed change in the Phoenix Preferred Client Account Documentation that requires PFPC’s consent. Such notice will be sent by overnight delivery or through other means that are reasonable under the circumstances, and Phoenix will telephone a responsible PFPC employee and give oral notice of the sending of such notice. Such notice may specify a reasonable period, but not less than twenty (20) PFPC Business Days, during which PFPC may object to the proposed changes. If PFPC does not give written notice of its objection to Phoenix during such period, PFPC will be deemed to have approved such changes.

References to PFPC in Account and Other Documentation. Phoenix will obtain PFPC’s prior written consent before using PFPC’s or Agent’s name in the Phoenix Preferred Client Account Documentation and other publicly distributed forms, notices, advertising, or promotional materials, such consent not to be unreasonably withheld or delayed. Phoenix will deliver to PFPC copies of the Phoenix Preferred Client Account Documentation and any other publicly distributed forms, notices, advertising, or promotional materials relating to the Phoenix Preferred Client.

2.4. Modifications to Account Documentation. If a change in law or regulations, that is applicable specifically to Phoenix’s line of business, requires revision of account documentation, the cost of reprinting and distributing revised documents will be borne by Phoenix. With regard to revisions not required by a change in such laws or regulations, the party requesting any such revision shall bear the cost of creating, printing, distributing, and otherwise implementing such revisions. The foregoing notwithstanding, neither PFPC nor Phoenix will be responsible for the cost of replacing document inventories in excess of a six-month supply, unless PFPC and Phoenix have consented in writing to the maintenance of a larger inventory.

2.5. Acceptance Testing. Prior to the initial implementation of PFPC’s processing of Transactions, PFPC will create a “business requirements” document, which will be subject to Phoenix’s approval. The business requirements document will detail the acceptance testing specifications for the data conversion during various mock conversion phases. PFPC and Phoenix will evaluate the results of each conversion phase with the intent to ascertain Phoenix’s approval to continue. Phoenix will have the right to refuse to accept any phase in good faith if the corresponding acceptance testing specifications have not been met. The parties understand that any such refusal may have the effect of delaying any data conversion from the current vendor to PFPC’s systems.

3. PFPC Services.

3.1. Checking Transactions.

3.1.1. Payment. PFPC will cause the Agent to make payment with respect to all properly payable Check Transactions that are authorized for payment by Phoenix, all in accordance with Articles 3 and 4 of the Uniform Commercial Code and other applicable law. Agent shall notify Phoenix on each PFPC Business Day of all Checks received on that PFPC Business Day and Phoenix shall be deemed to have authorized and instructed Agent to make payment of all such Checks so notified except for those Checks, if any, that Phoenix, by no later than noon (Eastern Time) of the next PFPC Business Day, has instructed Agent to return. Agent will be considered each Customer’s “payor bank” for all purposes under the Uniform Commercial Code and Subpart C of Regulation CC, but not for other law. Subject to available defenses against the Customer, PFPC shall have responsibility, and will indemnify, defend and hold Phoenix harmless from Losses, with respect to improper payment of a Check that is paid by Agent over an effective stop payment order. Phoenix shall have responsibility, and will indemnify, defend and hold Phoenix harmless from Losses, with respect to a Check described in Section 3.1.2 and, except as described in the preceding sentence, shall have responsibility with respect to the improper payment of any Check that bears a forged or unauthorized drawer signature or that has been altered, all subject to available defenses against the Customer. Checks will be presented to Agent for processing through normal banking channels, except that Agent need not pay any Check presented at a branch office. As used in this Agreement, the term “properly payable” shall have the meaning as stated in Article 4 of the Uniform Commercial Code and under applicable case law. Phoenix will advise PFPC promptly of the receipt of any notification of improper payment of a Check and will cooperate fully with PFPC in the investigation and resolution thereof.

3.1.2. Effect of Phoenix’s Instructions to Pay or Not Pay. PFPC will follow Phoenix’s written or electronically transmitted instructions (i) to cause payment of Checks which Agent is not authorized or obligated to pay on behalf of a Customer under applicable law or pursuant to the terms of this Agreement, and (ii) to not make payment on and return any Check which PFPC is otherwise authorized or obligated to pay on behalf of a Customer under applicable law or under the provisions of this Agreement. In either such case, Phoenix will indemnify, defend and hold PFPC harmless from any Losses incurred by PFPC arising out of Agent’s payment or non-payment, as applicable, of such Check.

3.1.3. Stop Payments. A Customer or Customer’s attorney-in-fact may stop payment on any Check drawn pursuant to the Check Transaction privileges associated with Customer’s Phoenix Preferred Client Account. Such stop payment orders must be properly authorized. One Customer may authorize a stop payment order even if more than one Customer is required to authorize the issuance of Checks. To be effective, a stop payment order must be received in such a manner and at such time so as to afford PFPC a reasonable opportunity to act on such stop payment order. A written stop payment order is effective for six (6) months and maybe renewed for additional six (6) month periods. An oral stop payment order is effective for fourteen (14) days, unless confirmed in writing during that time. If an oral stop payment order is confirmed in writing, it is effective for six (6) months from the time the order was first given orally.

3.1.4. Returned Checks. In making its decision whether or not to return Checks, PFPC will follow the instructions and information supplied by Phoenix to PFPC.

3.1.5. Check Truncation. PFPC will provide Phoenix with “enhanced data” by way of the Communications Network. PFPC itself, or its Agent, will retain the Checks in the form received for a period of not less than three months following their cancellation, and a copy of such Checks on microfilm, microfiche, imaging or other like form for a period of not less than seven years following cancellation.

3.1.6. Provision of Check Supplies. Phoenix will arrange with a check vendor to send to Customers a supply of Checks and a checkbook cover. Phoenix will be responsible for selection of the check vendor, and will indemnify, defend and hold PFPC harmless from any Losses which may result from the failure of any check delivered by such vendor to meet specifications established by PFPC and agreed to by Phoenix, as amended from time to time. PFPC will not be responsible for the cost of such check supplies.

3.1.7. Security Procedures Regarding Checks and Checking Transactions.

3.1.8. In connection with the granting or maintenance of Check Transaction privileges, Phoenix will establish such security procedures as are customary and prudent. Phoenix will disclose to authorized PFPC personnel the general features of such security procedures, as they exist from time to time. PFPC will maintain information concerning such procedures in confidence and will so instruct all of its Agents. Phoenix will be responsible for, and will indemnify, defend and hold PFPC harmless from, (a) any Losses caused in whole or in part by Phoenix’s failure to observe or carry out its own security procedures, and (b) any Losses relating to the granting or maintenance of Check Transaction privileges or the ordering and delivery of Checks, which Losses are caused in whole or in part by the negligence, defalcations, or dishonest acts of Phoenix’s employees or agents. In connection with the ordering and delivery of Checks, PFPC will establish such security procedures as are customary and prudent. PFPC will be responsible for, and will indemnify, defend and hold Phoenix harmless from, (a) any Losses caused in whole or in part by PFPC’s failure to observe or carry out its own security procedures, and (b) any Losses relating to the granting or maintenance of Check Transaction privileges or the ordering and delivery of Checks, which Losses are caused in whole or in part by the negligence, defalcations, or dishonest acts of PFPC’s employees or agents.

3.1.8 Check Images and Substitute Checks

3.1.8.1 Authorization. Agent and PFPC are authorized to pay, process or return a Check Image or Substitute Check in the same manner as a Check under this Agreement. Phoenix and PFPC and its Agent shall be subject to the same terms and conditions applicable to Checks generally set forth in this Agreement when handling a Check Image or Substitute Check. Substitute Checks are governed under the Check Clearing for the 21st Century Act, and the terms of this Agreement to the extent not modified by the Check Clearing for the 21st Century Act.

3.1.8.2 Rules for Check Images and Substitute Checks. Agent may pay a Check Image or Substitute Check without receipt of, or review of, the original Check associated with the Check Image or Substitute Check. Phoenix authorizes the destruction of the original Check that has been converted or truncated to a Check Image or Substitute Check. A Check Image or a Substitute Check may be collected through one or more check clearinghouses, one or more Federal Reserve Banks, or pursuant to an exchange agreement with another depository institution. In such cases, Phoenix agrees that the Check Image or Substitute Check is subject to the rules of that clearinghouse, Federal Reserve Bank, or exchange agreement.

3.1.8.3 Paper Representations That Are Not Substitute Checks. In sole discretion of Agent or PFPC, Agent may pay or return to a presenting bank or collecting bank a paper copy or paper representation of an original Check (including without limitation an image replacement document or IRD, or a photocopy) drawn by Customer that does not otherwise meet the technical or legal requirements for a Substitute Check.

3.1.8.4 Indemnity For Check Images And Substitute Checks. Phoenix agrees to indemnify, defend, and hold harmless PFPC, its Agent and their respective officers, directors, employees and agents for all Losses arising out of or related to any action taken by PFPC or Agent to process a Check Image or Substitute Check instead of the original Check, including the destruction of the original Check, to the extent permitted by applicable law.

3.2. The Financial Recordkeeping Services.

3.2.1.	Phoenix Responsibilities.

(a) Phoenix shall:

(i)	determine and communicate to PFPC the Customer information and beginning balance for each Phoenix Preferred Client Account;

(ii)	invest life insurance proceeds to generate income to be credited to Phoenix Preferred Client Accounts;

(iii)	determine the rate of return weekly for Phoenix Preferred Client Accounts and communicate such rate to PFPC;

(iv)	provide a toll free telephone number to respond to Customer inquiries, questions and servicing needs on insurance matters and coordinate with PFPC as necessary; and

(v)

advise and instruct PFPC promptly of account changes, beneficiary changes, additional qualified proceeds and payments to be added to a Customer Phoenix Preferred Client Account and the death of Customer.

3.3.2	PFPC Responsibilities. PFPC shall for each Phoenix Preferred Client Account:

(i)	receive and post initial account information provided by Phoenix;

(ii)	update balances;

(iii)

compute daily income factors from the weekly rate of return provided by Phoenix, apply the daily factor to each Customer’s current balance, accumulate earnings until month-end, and pay or reinvest earnings monthly;

(iv)

provide to each Customer a monthly Phoenix Preferred Client Account statement providing account balance and listing Transactions of such Customer, interest credited and any fees related to a Transaction;

(v)

maintain records of each Customer’s Phoenix Preferred Client Account, showing the following information: name, address, and Tax I.D. number; balance; historical information regarding the account, including Transactions, earnings paid and dates, and maintenance; any stop or restraining order against the account; and any other information deemed necessary or appropriate by PFPC in order to provide the services in this Agreement;

(vi)	respond to Phoenix’s requests for Phoenix Preferred Client Account information, Check status, stop payments, Check copies and duplicate statements;

(vii)	receive and post any additional qualified proceeds and payments, as specified by Phoenix from time to time;

(viii)	upon receipt of written instructions from Authorized Personnel, initiate disbursements on behalf of a Customer from the Customer’s Phoenix Preferred Client Account;

(ix)	upon a Customer’s death, act in accordance with instructions from Phoenix;

(x)

provide monthly reports to Phoenix listing Phoenix Preferred Client Accounts which were below the minimum account size requirement in effect at that actions to time and follow Phoenix’s subsequent instructions as to actions to take with respect to such accounts;

(xi)	provide daily to Phoenix a tape or other computer file reflecting daily activity for all Customer Phoenix Preferred Client Accounts, in an agreed upon format; and

(xii)	perform any required accountholder federal, state, or local tax reporting relating to the income on each Phoenix Preferred Client Account.

3.3. Termination or Restriction of Transactional Privileges. PFPC will restrict or eliminate Transactional privileges for particular accounts upon Phoenix’s instructions. Phoenix will be responsible for, and will indemnify, defend and hold PFPC harmless from, any Losses caused in whole or in part by PFPC’s following of Phoenix’s instructions to restrict or eliminate Transactional privileges for particular accounts. A Customer’s privilege to engage in Transactions will be canceled effective with termination of the Customer’s Phoenix Preferred Client Account or of this Agreement.

3.4. Customer Services. PFPC will maintain an adequate staff of trained personnel to service customer inquiries and relating to services provided by PFPC hereunder, including a toll-free telephone number for use by Customers from 8:00 a.m. to 8:00 p.m. Eastern Time during each PFPC Business Day.

3.5. Recording Conversations and Monitoring Electronic Communications. Each party consents to the other party’s electronic recordation of any of telephone conversations between them and to the other party’s monitoring of any electronic communications between them, including but not limited to e-mail and facsimile transmission. In addition, Phoenix hereby consents to PFPC’s electronic recordation of any of telephone conversations between it and Customers and PFPC’s monitoring of any electronic communications between them, including but not limited to e-mail and facsimile transmission. Phoenix agrees to include in the Phoenix Preferred Client Account Documentation appropriate disclosures regarding PFPC’s monitoring of Customers’ telephone conversations and electronic communications.

3.6. Print Mail. PFPC will provide print and mail monthly and daily statements to Phoenix Customers’ in a mutually agreed format.

4. Data Exchange and Processing.

4.1. Data Processing. PFPC will perform accounting and data processing relating to Customers’ Check Transactions including, without limitation, the maintenance and operation of an appropriate file system of such Transactions. PFPC will retain records of supporting items in its possession for the period of time and in such form as is prescribed by applicable law.

4.2. Inability to Use Communications Network. If for any reason Phoenix or PFPC is unable to use the Communications Network, Phoenix and PFPC will use commercially reasonable efforts to transmit and receive data by alternative means that are commercially reasonable and practicable under the circumstances. Such alternative means will include, without limitation, use of courier services, telephone services, and electronic transmission to another location, provided that such other location’s communication interface specifications are consistent with those used in connection with the Communications Network.

5. Collections from Customers.

5.1. Collections from Customers. PFPC will be responsible for debiting the Customer’s Phoenix Preferred Client Account, and otherwise collecting from such Customer, amounts that PFPC properly charges in connection with this Agreement.

6. Representations and Warranties.

6.1. Representations and Warranties of PFPC.

PFPC hereby represents and warrants to Phoenix as follows:

6.1.1. Organization, Authority and Qualification of PFPC. PFPC is a limited purpose trust company duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized by the Delaware State Bank Commissioner to carry on the business of a trust company and to carry on its business as now conducted.

6.1.2. Enforceability. This Agreement has been approved and duly authorized by all necessary corporate action on the part of PFPC. This Agreement has been duly executed and delivered by a duly authorized officer of PFPC and constitutes a valid and binding agreement of PFPC, enforceable against PFPC in accordance with its terms.

6.1.3. Compliance with Law. All governmental approvals, permits and licenses required to conduct the operation of PFPC have been obtained. PFPC has conducted its operations in compliance with all applicable laws, except where the failure to comply would, singly or in the aggregate, not impair PFPC in the performance of its duties under this Agreement.

6.2. Representations and Warranties of Phoenix.

Phoenix hereby represents and warrants to PFPC as follows:

6.2.1. Organization. Authority and Qualification of Phoenix. Phoenix is a life insurance company duly organized, validly existing and in good standing under the laws of the State of New York, authorized by New York to carry on the business of an insurance company and to carry on its business as now conducted.

6.2.2. Enforceability. This Agreement has been approved and duly authorized by all necessary corporate action on the part of Phoenix. This Agreement has been duly executed and delivered by a duly authorized officer of Phoenix and constitutes a valid and binding agreement of Phoenix, enforceable against Phoenix in accordance with its terms.

6.2.3. Compliance with Law. All governmental approvals, permits and licenses required to conduct the operation of Phoenix have been obtained. Phoenix has conducted its operations in compliance with all applicable laws, except where the failure to comply would, singly or in the aggregate, not impair Phoenix in the performance of its duties under this Agreement.

7. Fees.

7.1 Phoenix will pay PFPC fees as set forth in Schedule B. PFPC may increase the price per month for the fees indicated on Schedule B at the beginning of February of each year during the term of this Agreement. These fees will be increased by an amount equal to the percentage change in the Consumer Price Index (“CPI”), New England region, during the preceding calendar year. For purposes of the foregoing, the CPI shall be the index compiled by the United States Department of Labor’s Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers (CIP-U) having a base of 100 in 1982-1984, using that portion of the index that appears under the caption “Other Goods and Services.” (For reference, the CPI is currently posted on the website of the Bureau of Labor Statistics at www.bls.gov). The percentage change in the CPI shall be calculated by comparing the annual CPI figures and expressing the increase in the CPI as a percentage. If the CPI is no longer published, or the CPI currently published is materially changed, PFPC and Phoenix will negotiate, in good faith, revisions to this section to reflect and account for such changes in the CPI.

7.2 PFPC’s check processing fees will be adjusted up or down to the extent that the Federal Reserve System, or any Federal Reserve Bank which handles Customers’ checks, changes its corresponding check processing fees to Agent. An adjustment will be effective on the first day on which such changed fees are imposed on Agent. If another governmental or quasi-governmental agency replaces the Federal Reserve System with respect to check processing services, the fees assessed by such organization shall also be passed through to Phoenix.

7.3 Within ten (10) days of the end of each month, PFPC will submit to Phoenix an invoice reflecting the Fees incurred during that month. Phoenix acknowledges that the Fees are due and payable no later than thirty (30) days following the receipt of such invoice by Phoenix.

8. Indemnification and Limitations of Liability.

8.1. PFPC Indemnification of Phoenix. PFPC will indemnify, defend, and hold harmless Phoenix and its officers, directors, employs, and agents, for all Losses arising out of or related to (a) PFPC’s gross negligence, willful misconduct or material breach of the terms of this Agreement; (b) violations of federal or state banking laws, regulations, or orders; or (c) any dispute based on false advertising claims related to portions of forms and materials approved by PFPC under Section 2.3.2 hereof. The foregoing notwithstanding, PFPC will have no obligation to indemnify, defend or hold Phoenix harmless with respect to Losses (a) to the extent such Losses are attributable, sole, to Phoenix’s negligent actions or omissions; or (b) caused by PFPC’s following of Phoenix’s instructions or by Phoenix’s entry of incorrect information into PFPC‘s, the Agent’s systems.

8.2. Phoenix Indemnification of PFPC. Phoenix will indemnify, defend, and hold harmless PFPC and its officers, directors, employees, and agents, for all Losses arising out of or related to (a) Phoenix’s gross negligence, willful misconduct or material breach of the terms of this Agreement, except to the extent such breach is attributable to PFPC’s negligent actions or omissions; (b) PFPC’s following of Phoenix’s instructions or Phoenix’s entry of incorrect information into PFPC’s, Agent’s systems; (c) the operation and procedures applicable to Customers’ Phoenix Preferred Client Accounts; (d) violations of any federal or state securities laws, regulations, or orders, or of the rules of any self-regulatory organization, except to the extent such violations are attributable to PFPC’s negligent acts or omissions; and (e) any dispute based on false advertising claims related to portions of forms and materials for which portions PFPC’s approval is not required under Section 2.3.2 hereof.

8.3 Legal Action Against Indemnified Party.

8.3.1 Notice of the Action. A party that seeks indemnification under the terms of this Agreement must promptly give the other party written notice of any legal action. But a delay in notice does not relieve an indemnifying party of any liability to an indemnified party, except to the extent the indemnifying party shows that the delay prejudiced the defense of the action.

8.3.2 Participating in or Assuming the Defense. The indemnifying party may participate in the defense at any time or it may assume the defense by giving notice to the other party. After assuming the defense, the indemnifying party:

(1)	must select an attorney that is satisfactory to the other party;

(2)	is not liable to the other party for any later attorney’s fees or for any other later expenses that the other party incurs, except for reasonable investigation costs;

(3)	must not compromise or settle the action without the other party’s consent (but the other party must not unreasonably withhold or delay its consent); and

(4)	is not liable for any compromise or settlement made without its consent.

8.3.3 Failing to Assume the Defense. If the indemnifying party fails to participate in or assume the defense within 15 days after receiving notice of the action, the indemnifying party is bound by any determination made in the action or by any compromise or settlement made by the other party.

8.4 Failure of the Communications Network or Fedwire. Notwithstanding the provisions of Sections 8.1 and 8.2, if the Communications Network or Fedwire fails to operate, neither Party will have any liability to the other Party for Losses arising out of such failure. However, nothing herein shall impair any rights a party may have against a third party for any such failure, and if recovery is obtained with respect to such failure, the recovering Party need not account to the other Party.

8.5 Limitation of Liability. Notwithstanding the provisions of Sections 8.1 and 8.2, a Party will not be entitled to recover for lost profits, or special, incidental, consequential, punitive, or exemplary damages as a result of the other party’s breach of its obligations hereunder, whether such damages are sought on contract, tort, strict liability, or other theories.

PFPC shall be responsible for performing only the services expressly provided for in this Agreement or in a written amendment as may be specifically agreed to by PFPC and Phoenix.

8.6 Duty to Mitigate Damages. Each Party shall have a duty to mitigate damages for which the other Party may become responsible.

9. Term and Termination.

9.1. Term. The term of this Agreement shall be for an initial term commencing as of the date hereof and continuing through the close of business five (5) years thereafter (the “Initial Term”). Upon the expiration of the Initial Term, Customer may renew this Agreement for successive terms of three (3) years (“Renewal Terms”) provided that Customer gives PFPC ninety (90) days written notice prior to the end of the then current term. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

9.2. Termination for Breach. This Agreement may be terminated at the election of a Party which has performed its material obligations hereunder if the other Party breaches any material obligation hereunder and fails to remedy such breach within 60 days of receiving written notice specifying in detail the circumstances giving rise to such breach. The Party electing to terminate this Agreement under this section shall give written notice of such election to the other Party. Such notice must be given within 30 days after expiration of the 60-day cure period. Such notice of termination will state the effective date of termination, which may not be sooner than thirty days, and not later than one-and-one-half years, after the expiration of such 60-day period.

9.3 Termination in the Event of Insolvency. The non-offending Party or Parties will have the right to immediately terminate (upon written notice to the other party) this Agreement upon any affirmative act of insolvency by PFPC or Phoenix, or upon the filing of any action by or against PFPC or Phoenix under any reorganization, insolvency, or moratorium law, or upon the filing of any petition in bankruptcy by or against PFPC or Phoenix, or upon the appointment of any receiver, trustee, or conservator to take possession of the properties of PFPC or Phoenix. Once a Party has the right to terminate this Agreement pursuant to this sub-section, such right shall continue indefinitely until rescinded by such party in writing.

9.4 General Provisions Regarding Termination. Failure to terminate the Agreement for breach pursuant to the terms of the preceding paragraphs will be deemed a waiver of the right to terminate, unless the breach is of a continuing nature. Termination of this Agreement will not affect rights accrued and obligations incurred by the parties prior to such termination, including without limitation rights and remedies arising out of breach of this Agreement.

Absent Phoenix’s breach of this Agreement, PFPC shall reasonably cooperate with, and use commercially reasonable efforts to assist, Phoenix with the transition of Customer accounts to a new third party provider. Phoenix shall be responsible for, and shall promptly reimburse PFPC for, all reasonable costs and expenses incurred by PFPC and Agent in connection with such a transition. Until such transition is completed or such other date as PFPC may indicate in writing, PFPC shall continue to provide Phoenix with the services contemplated by this Agreement and Phoenix shall continue to timely pay PFPC the Fees contemplated by this Agreement.

10. General.

10.1 Confidentiality. The Mutual Nondisclosure Agreement by and between the parties hereto dated October 24, 2006, as set forth in Exhibit A, is attached hereto and made a part of this Agreement.

10.2 Force Majeure. Neither Party will be liable for Losses to the extent caused by any cessation, interruption, delay, failure or non-performance hereunder caused by fire, earthquake, tornado, flood, explosion, embargo, war, terrorist act, riot, governmental regulation or act, act of God, act of public enemy, or by reason of any other cause beyond such Party’s reasonable control. In the event of any disruption to ordinary operating procedures, each Party will take such actions as are necessary and commercially reasonable under the circumstances. If any such cessation, interruption, delay, or non-performance continues for a period of time greater than sixty (60) days either party shall have the right to terminate this Agreement.

10.3 Notices. Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by a duly authorized representative of the party giving such notice, or such other persons as either party shall specify in a written notice to the other.

All such notices shall be deemed given and received when delivered by hand and signed for or placed in the mails addressed to the other party, first-class registered mail, postage prepaid, at the addresses shown below, or such other addresses as may be specified in writing.

Phoenix	Phoenix Life Insurance Company
1 American Row
Hartford, CT 06102-5056
Attn: Neal Regels

Phoenix Life Insurance Company
1 American Row
Hartford, CT 06102-5056
Copy to: General Counsel

PFPC	PFPC Inc.
301 Bellevue Parkway
Wilmington, DE 19809
Attn: Wayne Weaver

With a copy to attention of General Counsel at the same address.

10.4 Compliance with Laws. Each Party will conduct its activities in accordance with applicable state and federal laws and will use commercially reasonable efforts to cooperate with the other party in complying with applicable state and federal laws.

10.5 Customer Identification Program Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires each financial institution to obtain, verify, and record information that identifies each person who opens an account with that financial institution. Consistent with this requirement, PFPC will request (or already has requested) the Phoenix’s name, address, taxpayer identification number or other government-issued identification number. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

10.6 No Third Party Beneficiaries. The parties intend that there be no intended or incidental third party beneficiaries of this Agreement, and that the relationship between Phoenix and Customers be governed solely by the terms of the Phoenix Preferred Client Account Documentation.

10.7 Publicity. No party shall originate any publicity, news release or other public announcement relating to this Agreement, its terms or the existence of an arrangement between the parties, except consented to in writing by the other party or otherwise required by law.

10.8 Assignment; Delegation. Neither Party may assign this Agreement to any other person without the other Party’s written consent, which consent will not be unreasonably withheld or delayed. The foregoing notwithstanding, upon 30 days’ written notice a party may assign this Agreement without first obtaining consent to such Party’s successor in interest in the event of a corporate reorganization, merger, or acquisition of all or substantially all of a Party’s assets, provided that such successor gives reasonable assurances to the non-assigning Party that the successor will perform its obligations hereunder. A Party may also assign this Agreement without consent to a Phoenix controlling, controlled by, or under common control with the assigning Party.

The Parties hereby acknowledge that PFPC may delegate its obligations under this Agreement to an affiliate or unrelated third party; provided, however, that any such delegation shall not relieve PFPC of its obligations hereunder and PFPC shall be liable to the same extent as if PFPC itself performed such obligation.

10.9 Modification and Waiver. No modification, amendment, supplement to, or waiver of this Agreement shall be binding upon Phoenix or PFPC unless signed by an authorized representative of the party against whom such modification, amendment, supplement or waiver is asserted. A Party’s failure or delay to enforce at any time any of the provisions of this Agreement, or to exercise any option herein provided, or to require strict performance of any term hereof, shall not be deemed a continuing waiver of rights under this Agreement.

10.10 Relationship of the Parties. The Parties do not intend to create a partnership or joint venture. Rather, they intend their relationship to be that of independent contractors. Neither Party will have authority to bind the other party contractually or to hire or fire employees of the other Party.

10.11 Severability. If one or more of the provisions of this Agreement are held to be invalid, illegal, or unenforceable, the remaining provisions shall be unimpaired, and the invalid, illegal, or unenforceable provision shall be replaced by a mutually acceptable enforceable provision that comes closest to the intention of the Parties.

10.12 Headings. Except for the definitions contained in Section 1 hereof, the paragraph headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

10.13 Choice of Law. This Agreement will be construed under the laws of the State of New York, as applied to contracts entered into and performed completely within Delaware. Phoenix agrees to provide in all documentation with Customers pertaining to Checks and Check Transactions shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law.

10.14 Survival. The provisions of Section 3.1.7, Section 3.2.5, Section 3.7, Sections 8.1 through 8.4, Section 9.5, and Section 10.1 shall survive termination of this Agreement.

10.15 Execution. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16 Entire Agreement. This Agreement states the entire agreement between the Parties with respect to the Phoenix Preferred Client Program, and all prior or contemporaneous written or oral agreements and understandings are merged herein and superseded hereby.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first stated above.

PFPC INC.		PHOENIX LIFE INSURANCE COMPANY
By:		By:

Name:	Michael DeNofrio	Name:	Neal R. Regels

Title:	Executive Vice President Senior Managing Director	Title:	Director

SCHEDULE A

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth or referenced below:

“Account Application” shall mean the application that a Customer submits to open an Phoenix Preferred Client Account and which is part of the Phoenix Preferred Client Account Documentation.

“Agent” shall mean a bank affiliate of PFPC, or other unaffiliated agent bank to which Phoenix consents, such consent not to be unreasonably withheld, delayed or conditioned.

“Agreement” shall mean this Agreement and all Schedules hereto.

“Checks” shall mean the checks supplied to a Customer to be used in connection with the Phoenix Preferred Client Account.

“Check Transaction” shall mean any Transaction in which the Customer uses a Check to make payment.

“Clearing Account” shall mean the clearing account established and maintained by PFPC on behalf of Phoenix through which PFPC is reimbursed for its payment of Customer Check Transactions.

“Communications Network” shall mean all components of the system by which Phoenix and PFPC transmit and receive data by means of electronic devices.

“Customer” shall mean an account holder whom Phoenix has approved to open and maintain a Phoenix Preferred Client Account.

“Fedwire” shall mean the system operated by the Federal Reserve System for wiring immediately available funds.

“Float” shall mean the compensation due a party with respect to payments not made when due hereunder. The interest rate to be used in calculating Float shall be the average funds rate published by the Federal Reserve Bank of New York and effective for the period involved.

“Losses” shall mean claims, suits, actions, damages, losses (including without limitation loss of Float), liabilities (including wrongful dishonor of Transactions and payment of Transactions for which there are insufficient funds), obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs).

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“Party” or “Parties” shall have the meanings first set forth in the preamble to the Agreement.

“Phoenix” shall have the meaning set forth in the recitals under Background.

“Phoenix Business Day” shall mean the days on which Phoenix is open for purposes of communicating data and transferring funds.

“Phoenix Preferred Client Account” shall mean a Customer’s account that has been established under Phoenix’s Phoenix Preferred Client Account Program.

“Phoenix Preferred Client Account Documentation” shall mean the Customer Agreement between Phoenix and each Customer, outlining the terms of the Phoenix Preferred Client Account, together with all related correspondence and documentation, as may be amended from time to time.

“Phoenix Preferred Client Account Program” shall mean the retained asset account program of the same name established by Phoenix for its Customers. Phoenix may, under the terms of this Agreement, make available one or more retained asset accounts to its Customers which utilize all or less than all banking and financial recordkeeping services made available hereunder, provided PFPC is aware of such variation and agreed in writing to provide such services. In any such latter case, the terms of this Agreement shall be read with separate reference to each such retained asset account program, as applicable.

“PFPC” shall have the meaning set forth in the recitals under Background.

“PFPC Business Day” shall mean the days on which PFPC and the Federal Reserve Banks are open for purposes of communicating data and transferring funds. PFPC Business Days are generally Monday through Friday, Federal holidays excluded.

“Substitute Check” shall mean a paper reproduction of a Check as defined in the Check Clearing for the 21st Century Act (12 U.S.C. 5001-5018) and Regulation CC that is received by, or created by, Agent or PFPC in the check deposit, collection or return process.

“Transaction” shall mean any Check Transaction.

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SCHEDULE B

Fees

Active Account Fee:

On the first 25,000 accounts	$12.75 per account, per annum
On the next 25,000 accounts	$12.00 per account, per annum
On the next 50,000 accounts	$11.25 per account, per annum
Over 100,000 accounts	$10.50 per account, per annum

Fees are billed monthly based on 1/12th of the annual fee. This includes processing and maintenance of established accounts on file.

Inactive Account Fee:

Inactive Account	$3.00 per account, per annum

An inactive account is defined as having a zero balance with no interest payable, or an account that has been coded never to be reopened. Inactive accounts are typically purged on an annual basis, after tax reporting.

Monthly Minimum Fee:

$6,250 per month, relates to Active Account Fees and Inactive Account Fees only.

Transaction Charges:

Customer Phone Calls:	$3.00 per call
New Account Opening:
• Electronic interface	$0.85 per account
• Paper interface	$5.00 per account
Information Kit Fulfillment	$1.00 each
Checks Processed	$0.15 each
Check Payee Enhancement	$0.15 each
Manual Subsequent Claim	$5.00 each
Manual Check Redemption	$5.00 each
Stop Payment	$12.50 each
Non Sufficient Funds	$15.00 each
Check Copy	$2.50 each

Customer Management Suite:

Per seat fee*	$1,000.00

*	Waived for the first four seats.

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Treasury Management Services:

Two demand deposit accounts (DDAs) for funding and close-out services: $1,000.00 per month

Initial Conversion Fee: $56,000.00 WAIVED

Out-of-Pocket Expenses: Billed as incurred.

Out-of-pocket and miscellaneous expenses include but are not limited to: telephone lines, forms, envelopes, postage, post office boxes, overnight delivery, mailgrams, hardware/phone lines for transmissions, wire fees, ACH charges, record retention storage, b/c notices, consolidated statements, account transcripts, audio response, ad hoc reports/labels/user tapes, conversion expenses, deconversion expenses, imaging, development/programming costs, all fraud losses including legal fees incurred on behalf of the customer, fulfillment vendor maintenance fees, travel expenses and training expenses.

Accountholder Expenses: Billed as incurred.

Accountholder expenses include but are not limited to: request for account transcripts; overnight delivery as requested by the accountholder; wire fee for disbursement if requested by the accountholder, and all other miscellaneous fees incurred on behalf of Phoenix Life.

Voice Response Schedule:

One-time Set-up Fee:	$10,000
Monthly Maintenance Fee:	$1,000
Per Minute Fee:	$0.23
Per Call Fee:	$0.10

Advanced Output Solutions – Print/Mail Fees

Output Development:

•	Implementation start-up fee	$8,000.00 WAIVED
•	Output development	$4,500.00 WAIVED
•	Systems development/programming fee	$150.00 per hour
•	Systems testing	$110.00 per hour
•	Account Link Statement Formatting (optional)	$350.00 per month

Printing/Processing:

•	Per confirm/statement/image printing	$.08 each
•	Per check printing	$.115 each
•	Highlight color	$.09 each

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Inserting (daily minimums apply as noted):

•	Confirms (machine) inserting per page (includes BRE or CRE)	$42	.00 per thousand*
•	Confirms (hand) inserting per page (includes BRE or CRE)	$78	.00 per thousand+
•	Statements (machine) inserting per page (includes BRE or CRE)	$52	.00 per thousand*
•	Statements (hand) inserting per page (includes BRE or CRE)	$78	.00 per thousand*
•	Checks (machine) inserting per page	$52	.00 per thousand*
•	Checks (hand) inserting per page	$91	.00 per thousand++
•	Additional inserts (hand)		$.07 each
•	Additional inserts (machine)		$.01 each
•	Intelligent inserting (machine)	$58	.00 per thousand
•	Intelligent inserting (hand)	$125	.00 per thousand

*	$25.00 minimum per day applies

+	$30.00 minimum per day applies

++	$ 50.00 minimum per day applies

Shipping/Inventory:

•	Non-USPS® courier support	$4	.50 per package
•	Inventory receipts	$20	.00 per S.K.U.
•	Inventory storage/location/month	$20	.00 per skid
•	Inventory dump/destruct charge	$20	.00 each
•	Courier charge	$25	.00 each
•	Shipping boxes	$0	.95 per box
•	Oversized envelopes	$0	.47 per envelope

Special Mailings (minimums apply as noted):

•	Workorder administration fee		$15	.00 each
•	Creation of Admark tape		$135.00
•	ZIP + 4 data enhancement	$	l0	.00 per thousand
			$125	.00 min
•	Data manipulation		$80	.00 per hour
•	Ad hoc programming	$	l00	.00 per hour
•	Admark & machine insert #l0 or 6x9 (includes l piece)		$62	.00 per thousand
			$125	.00 min
•	Additional machine insert #10		$2	.50 per thousand
•	Admark & machine insert 9x12 (includes 1 piece)		$125	.00 per thousand
			$125	.00 min
•	Additional machine insert 9xl2		$5	.00 per thousand
•	Admark only #10, 6x9 or 9x12		$38	.00 per thousand
			$75	.00 min
•	Admark & hand insert #10, 6x9 & 9 x 12 (includes 1 insert)		$0	.08 each
•	Hand sort		$25	.00 per thousand
•	Print, affix & insert pressure sensitive labels		$0	.32 each
			$75	.00 min
•	Print labels only		$0	.10 each
•	Affix labels only		$0	.10 each
•	Additional inserts		$0	.08 each
•	Legal drop per mailing		$150	.00 each
•	Copy of 3602 or 3606 per mailing		$3	.00 each

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Miscellaneous Fees:

•	Manual pulls	$2	.50 each
•	Special projects hourly work	$24	.00 per hour
•	Per piece mail preparation/presort fee	$0	.035 per piece
•	Fast forward fees	$0	.15 each
•	Work order administrative fee	$15	.00 or flat fee
•	Tabbing services	$10	.00 per thousand
•	Machine folding	$18	.00 per thousand
•	Hand folding	$0	.12 per piece

Tax Form Output Processing:

•	Print and process	$0	.42 each
•	Work order administration fee	$15	.00 each
•	Minimum processing/job	$75	.00 each
•	Duplicate tax forms	$0	.50 each
•	Intelligent inserting	$0	.045 each
•	Additional (machine) insert	$0	.01 each
•	Additional (hand) insert	$0	.07 each

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